Exhibit 3.1

ARTICLES OF INCORPORATION

OF

CHURCH & DWIGHT COMPANY

The undersigned natural person, being over the age of nineteen, acting as incorporator of a corporation under the Wyoming Business Corporation Act, does hereby adopt the following articles of incorporation for such corporation:

ARTICLE ONE

The name of the corporation is Church & Dwight Company.

ARTICLE TWO

The period of duration of the corporation is and shall be perpetual.

ARTICLE THREE

The corporation shall have unlimited power to engage in and do any lawful act concerning any or all lawful businesses for which corporations may be organized under the Wyoming Business Corporation Act.

ARTICLE FOUR

The corporation shall have the authority to issue an unlimited number of shares of one class which have unlimited voting rights and are entitled to receive the net assets of the corporation upon dissolution.

ARTICLE FIVE

The shareholders of this corporation shall have a preemptive right to purchase treasury shares, unissued shares or convertible securities owned by the corporation.

ARTICLE SIX

The power to amend the articles of incorporation and to adopt and amend by-laws of the corporation is reserved exclusively to shareholders.

ARTICLE SEVEN

The address of the initial office of the corporation is Wyoming Plant of Church & Dwight Co., Inc., west of Green River, Wyoming 82935, and the name of its initial registered agent at such address is L. Scott Dickerson.

ARTICLE EIGHT

The affairs and management of this corporation shall be under the control of four directors, or such number of directors, but not less than three, as may hereafter be permitted by the by-laws of this corporation, and the names and addresses of the persons who are to serve as directors until the first annual meeting of shareholders, or until their successors are elected and shall qualify, are:

Dwight C. Minton

469 North Harrison St.

Princeton, New Jersey 08543

David R. Jones

2220 New Hampshire

Green River, Wyoming 82935

L. Scott Dickerson

6595 County Road 212, P. O. Box 804

Mountain View, Wyoming 82939

Robert H. Johnson

514 Broadway, P. O. Box 1106

Rock Springs, Wyoming 82902

ARTICLE NINE

The name and address of the incorporator is:

Robert H. Johnson

514 Broadway, P. O. Box 1106

Rock Springs, Wyoming 82902

DATED this 27th day of December, 1991.

/s/ ROBERT H. JOHNSON
Robert H. Johnson, Incorporator

THE STATE OF WYOMING	)
	)	ss.
County of Sweetwater	)

The foregoing instrument was acknowledged before me by Robert H. Johnson this 27th day of December, 1991.

Witness my hand and official seal.

/s/ SUSAN M. JOHNSON
Notary Public

My Commission expires: 3-21-92.

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